As filed with the Securities and Exchange Commission on February 23, 2023

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

CLEARFIELD, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1347235
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(Address of principal executive offices and zip code)

____________________________

Clearfield, Inc.

2022 Stock Compensation Plan

(Full Title of the Plan)

____________________________

Copy of all communications to:

Cheryl Beranek	April Hamlin
President and Chief Executive Officer	Ballard Spahr LLP
Clearfield, Inc.	2000 IDS Center
7050 Winnetka Avenue North, Suite 100	80 South 8th Street
Brooklyn Park, Minnesota 55428	Minneapolis, MN 55402
(763) 476-6866	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 23, 2023, the shareholders of Clearfield, Inc. (the “Company”) approved the Clearfield, Inc. 2022 Stock Compensation Plan (as amended, the “2022 Plan”). As provided in the 2022 Plan, 600,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), are available for issuance thereunder (the “New Shares”), increased by (i) the number of shares remaining for grant and delivery under the Clearfield, Inc. 2007 Stock Compensation Plan, as amended (the “Prior Plan”), of which there are 547,206 shares of Common Stock (such shares, the “Prior Plan Shares”), and (ii) the number of Carryover Shares (as defined herein), of which there are 314,255 shares of Common Stock. The 2022 Plan supersedes and replaces the Prior Plan and all Prior Plan Shares are returned to the available pool of shares of Common Stock reserved for issuance under the 2022 Plan. If an award under the 2007 Plan, or any portion thereof, is forfeited, canceled, or terminated after February 23, 2023 without a distribution of shares of Common Stock or payment of other consideration to the participant, the shares of Common Stock subject to the forfeited, canceled, or terminated portion of the award are returned to the available pool of shares of Common Stock reserved for issuance under the 2022 Plan (such shares, the “Carryover Shares”). The purpose of this Registration Statement on Form S-8 (the “Registration Statement) is to register an aggregate of 1,461,461 shares of Common Stock, which consists of (i) the 600,000 New Shares, (ii) 547,206 Prior Plan Shares, and (iii) 314,255 Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as part of this Registration Statement and documents containing the information specified in such Part I have been delivered to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed on November 23, 2022;

(b)	The portions of the Company’s definitive proxy statement on Schedule 14A filed on January 10, 2023 for its 2023 Annual Meeting of Shareholders held on February 23, 2023 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed on February 7, 2023;

(d)	The Company’s Current Reports on Form 8-K filed (but not furnished) on November 17, 2022, November 21, 2022, December 9, 2022, December 27, 2022, January 25, 2023, February 2, 2023, and February 6, 2023;

(e)	The description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K (No. 000-16106) for the fiscal year ended September 30, 2022, filed with the Commission on November 23, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4.	Description of Securities.

The Company’s common stock is registered under Section 12 of the Exchange Act and, therefore, a description of securities is omitted.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subdivision 3 of the MBCA requires that the Company pay, upon written request, reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Article XII of the Company’s bylaws requires the Company to indemnify its present and former officers, directors, committee members, employees and agents for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the MBCA, as in effect from time to time.

The Company also maintains a director and officer liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

3.1	Restated Articles of Incorporation, of APA Optics, Inc. (n/k/a Clearfield, Inc.) dated November 3, 1983 and Articles of Amendment dated December 9, 1983, July 30, 1987, March 22, 1989, September 14, 1994 and August 17, 2000 (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
3.2	Articles of Amendment to Articles of Incorporation dated August 25, 2004 (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
3.3	Amended and Restated Bylaws of Clearfield, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated February 25, 2016).
5.1	Opinion of Ballard Spahr LLP.
10.1*	Clearfield, Inc. 2022 Stock Compensation Plan, as amended, approved by shareholders on February 23, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on January 25, 2023).
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).
107.1	Filing Fee Table.

*       Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn Park, State of Minnesota, on February 23, 2023.

CLEARFIELD, INC.

By	/s/ Cheryl Beranek
Cheryl Beranek, President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Clearfield, Inc. hereby constitute and appoint Cheryl Beranek and Daniel Herzog, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on February 23, 2023.

/s/ Cheryl Beranek	President and Chief Executive Officer (principal
Cheryl Beranek	executive officer) and Director

/s/ Daniel Herzog	Chief Financial Officer (principal financial
Daniel Herzog	and accounting officer)

/s/ Ronald G. Roth	Director
Ronald G. Roth

/s/ Patrick F. Goepel	Director
Patrick F. Goepel

/s/ Roger G. Harding	Director
Roger G. Harding

/s/ Charles N. Hayssen	Director
Charles N. Hayssen

/s/ Donald R. Hayward	Director
Donald R. Hayward

/s/ Walter L. Jones, Jr.	Director
Walter L. Jones, Jr.

/s/ Carol A. Wirsbinski	Director
Carol A. Wirsbinski